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Exhibit 10.1

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SEPARATION AND GENERAL RELEASE AGREEMENT

         July 23, 2003

John L. Hilley
301 Springvale Road
Great Falls, VA 22066

Dear John:

        This Separation and General Release Agreement ("Letter Agreement") reflects our mutual agreements and understandings concerning your separation from employment as Executive Vice President with The NASDAQ Stock Market, Inc. ("NASDAQ") effective as of July 31, 2003 ("Termination Date") in accordance with the terms your employment agreement with NASDAQ, dated as of December 29, 2000, as amended as of February 1, 2002 (collectively, the "Employment Agreement"). Terms used but not defined in this Letter Agreement shall have the meanings given them in the Employment Agreement.

I.
Separation Amounts

        You hereby agree and acknowledge that the following amounts that NASDAQ will pay you and benefits you will receive are in full satisfaction of any and all amounts and benefits due you under the Employment Agreement as a result of your termination of employment with NASDAQ.

A.
Severance Pay

1.
NASDAQ will pay you an aggregate of $2,400,000.00 in Annual Salary and Incentive Compensation (collectively, "Severance Pay") as calculated under Section 8(c) of the Employment Agreement for the 24-month period from the Termination Date defined as the Severance Period. You will receive the Severance Pay in the form of a lump sum distribution within 30 days of the Termination Date. You will not accrue or be entitled to any additional Incentive Compensation under the Corporate Incentive Program or otherwise.

1.
NASDAQ will also pay you the sum of $70,252.09 and $31,489.35 (aggregate amount of $101,741.44) (the "Prorated Amount"), representing the prorated portion of the $90,000.00 and $140,000.00 retained from your Incentive Compensation in 2002 and 2003, respectively, pursuant to the Retention Component of the Corporate Incentive Program, including interest accrued thereon. The Prorated Amount paid pursuant to this paragraph I.A.2. will be made in the form of a lump sum distribution to be paid within 30 days of the Termination Date.

B.
Health Benefits Continuation and Vacation Payout

1.
Your group medical and dental benefits, if any, will terminate on the first to occur of (1) the date on which you notify NASDAQ's Human Resources Department in writing at 9513 Key West Avenue, Rockville, MD 20850 that you wish to terminate such benefits, or (2) the end of your Severance Period. You will be separately notified of your conversion privileges and "COBRA" rights when your health and dental benefits terminate. Benefit coverage for your spouse and/or children, if any, will remain unaffected if you die during the Severance Period and they had coverage at the time of your death. In such a case, their coverage will continue until the end of the Severance Period. Your share of the costs of these benefits will be the same as that of an active employee and thus may change during the Severance Period due to premium changes and the normal "open enrollment" benefit selection process. In addition, the coverage afforded under these benefits will be the same as that of an active employee and thus is subject to change, modification, or elimination during the Severance Period. You agree to provide monthly payments in advance to NASDAQ for your share of the costs of these benefits as calculated by NASDAQ. You agree that such advance monthly payments by you are a condition to continuation of your medical and dental benefits pursuant to this paragraph I.B.1.

  2.
  You will be paid the value of your accrued, unused vacation leave as of the Termination Date and will not accrue any additional leave of any kind. You will receive payment for the value of this leave at the same time as you receive your Severance Pay.

II.
Termination of Certain Benefits

        You further acknowledge and agree that the following benefits will terminate as set forth below.

  A.
  Your participation in The NASDAQ Stock Market, Inc. 401(k) Savings Plan (the "401(k) Plan") will end on the Termination Date. Your participation in the NASD Employees Retirement Plan (the "Pension Plan") and the NASD's Supplemental Executive Retirement Plan (the "SERP" and with the 401(k) Plan and Pension Plan, the "Plans") will also end on the Termination Date. Any vested plan benefits under any of the Plans will be disbursed as you may direct provided that such direction comports with applicable law and the requirements of the Plans, as such requirements may have been modified by the Employment Agreement. Accordingly, the amount and timing of the payment of your benefits under the 401(k) Plan, the Pension Plan and/or the SERP will be determined under the terms of such plan documents and the Employment Agreement, as applicable. Please refer to the Employment Agreement and the Summary Plan Descriptions related to the Plans that you have previously received for more details.

  B.
  Your participation in the Flexible Spending Accounts, if any, will end on the Termination Date.

  C.
  Your participation, if any, in The NASDAQ Stock Market, Inc. Employee Stock Purchase Plan ("ESPP") will terminate on the Termination Date and dollars contributed during the current offering period through the Termination Date will be refunded to you within 45 days of the Termination Date.

  D.
  Any stock options or other stock based awards granted to you under the NASDAQ Equity Incentive Plan shall be governed by the terms of such plan, and the applicable award agreement entered into by and between you and NASDAQ.

  E.
  Except as may be otherwise provided in the Employment Agreement, your participation in any other benefits other than those stated in paragraph I. and II. above will end on the Termination Date.

III.
General Release, Confidentiality and Miscellaneous Provisions

        In acknowledgement of the additional and valuable consideration set forth in paragraph III.A. below, which both parties hereby acknowledge the sufficiency of, you agree to the General Release and Confidentiality provisions of this paragraph III. The term "NASDAQ", when used in this Letter Agreement is understood to include the National Association of Securities Dealers, Inc. ("NASD"), as well as any other subsidiaries or affiliates of The NASDAQ Stock Market, Inc.

  A.
  Following the Effective Date (as defined below), you will be eligible for (a) professional out-placement assistance at NASDAQ's expense (which consists of outplacement services and individual career counseling) and (b) the Executive Financial Planning Services Program

    (which offers you services such as estate and gift planning, income tax planning and tax preparation, insurance planning, capital accumulation and investment planning, and retirement planning); your eligibility to participate in (a) above will terminate on the earlier to occur of: (1) the date on which you commence other regular, full-time employment or become self-employed on a regular, full-time basis or (2) 12 months from the Termination Date; your eligibility to participate in (b) above is limited to a total expenditure of $12,000 for calendar year 2003 (including any such expenditures incurred prior to the Termination Date) and will terminate on December 31, 2003. Your eligibility for these benefits begins upon your execution of this Letter Agreement. Please contact the Human Resources Department to arrange for the commencement of these benefits.

  B.
  You agree to return all NASDAQ property to NASDAQ. This includes (i) all documents, data, materials, details, and copies thereof in any form (electronic or hard copy) that are the property of NASDAQ or were created using NASDAQ's resources or during any hours worked for NASDAQ and (ii) all other NASDAQ property including, without limitation, all computer equipment, and associated passwords, property passes, keys, hardware keys, credit cards, and identification badges.

  C.
  You agree to cooperate with NASDAQ and to provide all information that NASDAQ may hereafter reasonably request with respect to any matter involving your present or former relationship with NASDAQ, the work you have performed, or present or former employees or clients of NASDAQ so long as such requests do not unreasonably interfere with any other job or important personal activity in which you are engaged. NASDAQ agrees to reimburse you for all reasonable out-of-pocket costs you incur in connection therewith.

  D.
  You understand and agree that the terms and conditions of this Letter Agreement shall be kept confidential by you. You may, however, disclose the terms and conditions of this Letter Agreement to your spouse, immediate family members, attorney, and/or tax and financial advisors or pursuant to court order or subpoena. You agree to notify the NASDAQ Office of General Counsel at 1801 K Street, N.W., Washington, D.C. 20006, as soon as practical after your receipt of such a court order or subpoena. NASDAQ agrees to keep the terms and conditions of this Letter Agreement confidential, but reserves the right to reveal the terms of the Letter Agreement to certain members of management and its accounting, payroll, and legal staffs on a need-to-know basis, or as may be otherwise required by law, including without limitation, applicable securities laws.

  E.
  You agree that nothing in this Letter Agreement limits your obligations under Section 9 of the Employment Agreement and that any provisions of this paragraph III. of the Letter Agreement are in addition to and not in lieu of Section 9 of the Employment Agreement. Nothing in this Letter Agreement shall limit NASDAQ's rights and remedies in the event of a breach of the Employment Agreement.

  F.
  If you materially breach or threaten to materially breach this Letter Agreement (a "Breach"), you acknowledge that NASDAQ's obligation to provide the benefits referred to in paragraph III.A. above shall immediately cease, and that NASDAQ in addition shall have all other rights or remedies provided in law or in equity by reason of your Breach. You specifically agree and acknowledge that NASDAQ, after affording you reasonable, written notice of the Breach and of the reasonable opportunity to cure, has the right to cease performing its obligations under this Letter Agreement in advance of any termination of a Breach by a court of competent jurisdiction. If NASDAQ ceases performing its obligations due to such Breach and a court of competent jurisdiction later determines that such action was without right, NASDAQ agrees to pay you all monies thus withheld plus simple interest at the prime rate in effect at the time the payments ceased and your reasonable costs and expenses incurred in such action (including attorney fees) and you agree to accept this as your exclusive remedy therefore. If NASDAQ ceases performing its obligations due to such Breach or threatened Breach and a court of competent jurisdiction later determines that a Breach occurred and that such action was thus appropriate and permitted, you agree to pay, in addition to such other costs as the court may direct, all of NASDAQ's reasonable costs and expenses, including attorney's fees, unless prohibited by applicable law or regulation.

  G.
  The law of the State of New York shall govern this Letter Agreement without giving effect to its conflict of law principles. Should a court of competent jurisdiction find that any provision of this Letter Agreement is void, voidable, illegal, or unenforceable, no other provision shall be affected thereby and the balance shall be interpreted in a manner that gives effect to the intent of the parties. The parties agree that the normal rule of construction that holds that all ambiguities are construed against the drafting party will not apply to the interpretation of this Letter Agreement.

  H.
  You and NASDAQ acknowledge that the headings in the Letter Agreement are for convenience only and have no bearing on the meaning of this Letter Agreement.

  I.
  You understand and acknowledge that NASDAQ is under no obligation to hire you in the future. You further acknowledge that you will not be entitled to any special consideration should you apply for employment with NASDAQ in the future and that any such application will be considered in the same manner and under the same procedures as any other external application.

  J.
  You acknowledge that NASDAQ has advised you to consult an attorney, at your expense, with regard to this Letter Agreement. You have 45 days from your receipt of this Agreement and its waiver and release provisions to accept and sign it, although you may do it sooner. You will have seven (7) days to revoke your acceptance of this Agreement and its waiver and release provisions after signing it, with the eighth day following execution referred to as the "Effective Date." You agree to send notice of such revocation by certified mail to the attention, Human Resources, The NASDAQ Stock Market, Inc. 9513 Key West Avenue, Rockville, Maryland 20850.

  K.
  You agree that all required federal, state, local, and social security taxes will be withheld from the amounts payable to you pursuant to this Letter Agreement.

  L.
  Employee Release

        In consideration of the benefits referred to in paragraph III.A. above and other benefits offered to me by NASDAQ (and not the payment of an incentive compensation award, if any), I hereby accept this separation package and thereby release, discharge, and agree to hold harmless NASDAQ, its predecessors, successors, subsidiaries, affiliates, employees, officers, parent, shareholders, employee benefit plans, Plan Administrators, trusts, trustees, Boards of Governors, members of any Boards of Governors, any Board of Directors, members of any Boards of Directors, heirs, successors, and assigns (hereinafter referred to in this paragraph III.L. as "NASDAQ"), from all claims, liabilities, demands, and causes of action at law or equity, known or unknown, fixed or contingent, which I have, may have, will have, or claim to have against NASDAQ as a result of my employment and/or this separation and the conclusion of my employment with NASDAQ at any time up to and including the date of the execution of this Letter Agreement, excluding all claims that arise out of an asserted breach of this Letter Agreement (the "Excluded Claims"). This includes, but is not limited to, claims arising under federal, state, or local laws prohibiting employment discrimination, including Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended (including the Older Workers Benefit Protection Act), the Employment Retirement Income Security Act of 1974, as amended, the Equal Pay Act, the District of Columbia Human Rights Act, as amended, the

Maryland Human Relations Act, the New York Executive Law, as amended, the New York City Administrative Code, as amended, claims growing out of any legal restrictions on an employer's right to terminate its employees in any jurisdiction, such as claims for wrongful or constructive discharge, breach of any express or implied contract, and/or any claims on any basis whatsoever regarding my status, pay, position, or title while employed by NASDAQ. Excluded from this Letter Agreement are claims which cannot be lawfully waived, including the right to file an administrative charge of discrimination with federal or state agencies. I am, however, waiving all rights to monetary recovery in connection with any such charge. Notwithstanding the foregoing, I retain my rights, if any, to seek indemnification from NASDAQ for costs incurred by me as a result of any liability imposed in connection with my service as an employee and officer of NASDAQ and/or its affiliates.

        I specifically promise not to sue NASDAQ in any forum for any of the above-mentioned claims, except that I may bring a lawsuit to challenge the validity of this Letter Agreement under the Age Discrimination in Employment Act ("ADEA") and any actions related to Excluded Claims and any claims for indemnification referred to in the final sentence of the preceding paragraph. If I violate this covenant, I will be required to pay NASDAQ's defense costs, including its reasonable fees; alternatively, at NASDAQ's option, NASDAQ's remaining obligations to pay severance money and/or benefits under this Letter Agreement shall cease, and I will be required to repay to NASDAQ upon demand all but $100.00 (one hundred dollars) of the severance pay and other benefits I received under this Letter Agreement. The above payment/repayment provisions do not apply in the event I sue NASDAQ under the ADEA.

        By signing below, I, John L. Hilley, certify that I have read, carefully reviewed, fully understand, and agree to all the provisions of this Letter Agreement, which sets forth the entire agreement and understanding between NASDAQ and me. I acknowledge that I have not relied upon any representation or statement, written or oral, not set forth in this document.

For NASDAQ:
/s/ THOMAS CARDY
Date:	7/23/2003
/s/ JOHN L. HILLEY John L. Hilley
Date:	July 23, 2003
cc:	NASDAQ Human Resources NASDAQ Office of General Counsel

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  Exhibit 10.1
SEPARATION AND GENERAL RELEASE AGREEMENT